Exhibit 23.1

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation our report dated March 8, 2005 included in this Form 10-K into the Company’s previously filed Registration Statement on Form S-8 File Nos. 333-63008, 333-38488, 333-38464, 333-53455, 333-29707, 333-03863, 333-03861, 333-03857, 333-03855, 333-110809.

/s/    VITALE, CATURANO & COMPANY, Ltd.

Boston, Massachusetts

March 30, 2005